UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 17, 2010
TRANSCONTINENTAL GAS PIPE LINE COMPANY, LLC
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-7584 (Commission File Number)	74-1079400 (I.R.S. Employer Identification No.)

2800 Post Oak Boulevard, P.O. Box 1396, Houston, Texas	77251
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (713) 215-2000
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
New Credit Facility
     On February 17, 2010, Williams Partners L.P. (“Williams Partners”), Transcontinental Gas Pipe Line Company, LLC (the “Company”) and Northwest Pipeline GP (“Northwest”), as co-borrowers, entered into a new $1.75 billion three-year senior unsecured revolving credit facility (the “New Credit Facility”) with Citibank N.A. as administrative agent. The full amount of the New Credit Facility is available to Williams Partners and may be increased by up to an additional $250 million. Each of the Company and Northwest may borrow up to $400 million under the New Credit Facility to the extent not otherwise utilized by Williams Partners. At closing, Williams Partners borrowed $250 million under the New Credit Facility to repay the term loan outstanding under its existing senior unsecured credit agreement.
     Interest on borrowings under the New Credit Facility is payable at rates per annum equal to, at the option of the borrower: (1) a fluctuating base rate equal to Citibank, N.A.’s adjusted base rate plus the applicable margin, or (2) a periodic fixed rate equal to LIBOR plus the applicable margin. The adjusted base rate will be the highest of (i) the federal funds rate plus 0.5 percent, (ii) Citibank N.A.’s publicly announced base rate, and (iii) one-month LIBOR plus 1.0 percent. Williams Partners is required to pay a commitment fee based on the unused portion of the New Credit Facility. The applicable margin and the commitment fee are determined for each borrower by reference to a pricing schedule based on such borrower’s senior unsecured debt ratings.
     The New Credit Facility contains various covenants that limit, among other things, each borrower’s and its respective subsidiaries’ ability to incur indebtedness, grant certain liens supporting indebtedness, merge or consolidate, sell all or substantially all of its assets, enter into certain affiliate transactions, make certain distributions during an event of default and allow any material change in the nature of their business.
     Under the New Credit Facility, Williams Partners is required to maintain a ratio of debt to EBITDA (each as defined in the New Credit Facility) of no greater than 5.00 to 1.00 for itself and its consolidated subsidiaries. For each of the Company and Northwest and their respective consolidated subsidiaries, the ratio of debt to capitalization (defined as net worth plus debt) is not permitted to be greater than 55%. Each of the above ratios will be tested beginning June 30, 2010 at the end of each fiscal quarter, and the debt to EBITDA ratio is measured on a rolling four-quarter basis.
     The New Credit Facility includes customary events of default, including events of default relating to non-payment of principal, interest or fees, inaccuracy of representations and warranties in any material respect when made or when deemed made, violation of covenants, cross payment-defaults, cross acceleration, bankruptcy and insolvency events, certain unsatisfied judgments and a change of control. If an event of default with respect to a borrower occurs under the New Credit Facility, the lenders will be able to terminate the commitments for all borrowers and accelerate the maturity of the loans of the defaulting borrower under the New Credit Facility and exercise other rights and remedies. The New Credit Facility is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
Administrative Services Agreement
     Also on February 17, 2010, the Company entered into an Administrative Services Agreement with Transco Pipeline Services LLC, a Delaware limited liability company (the “Contractor”). Pursuant to the Administrative Services Agreement, the Contractor agreed to provide personnel, facilities, goods, and equipment not otherwise provided by the Company that are necessary to operate the Company’s businesses. In return, the Company agreed to reimburse the Contractor for all direct and indirect expenses the Contractor incurs or payments it makes (including salary, bonus, incentive compensation, and benefits) in connection with these services. The Administrative Services Agreement is filed as Exhibit 10.2 hereto and is incorporated herein by reference.
     The foregoing descriptions of the New Credit Facility and the Administrative Services Agreement are not complete and are subject to and qualified in their entirety by reference to the full text of such agreements.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The description of the New Credit Facility in Item 1.01 is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of February 17, 2010, by and among Williams Partners L.P., Northwest Pipeline GP, Transcontinental Gas Pipe Line Company, LLC, and Citibank N.A., as Administrative Agent (incorporated by reference to Exhibit 10.5 to Williams Partners L.P.’s Current Report on Form 8-K, filed on February 22, 2010 (File No. 001-32599)).

10.2	Administrative Services Agreement, dated as of February 17, 2010, by and between Transco Pipeline Services LLC and Transcontinental Gas Pipe Line Company, LLC (incorporated by reference to Exhibit 10.3 to Williams Partners L.P.’s Current Report on Form 8-K, filed on February 22, 2010 (File No. 001-32599)).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCONTINENTAL GAS PIPE LINE COMPANY, LLC
By:	/s/ La Fleur C. Browne
La Fleur C. Browne
Secretary

DATED: February 22, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of February 17, 2010, by and among Williams Partners L.P., Northwest Pipeline GP, Transcontinental Gas Pipe Line Company, LLC, and Citibank N.A., as Administrative Agent (incorporated by reference to Exhibit 10.5 to Williams Partners L.P.’s Current Report on Form 8-K, filed on February 22, 2010 (File No. 001-32599)).

10.2	Administrative Services Agreement, dated as of February 17, 2010, by and between Transco Pipeline Services LLC and Transcontinental Gas Pipe Line Company, LLC (incorporated by reference to Exhibit 10.3 to Williams Partners L.P.’s Current Report on Form 8-K, filed on February 22, 2010 (File No. 001-32599)).